Cover
1997 Annual Report - Jack Henry & Associates, Inc.
Where Tradition Meets Technology
Picture of a terminal.

Page 1
Picture of a bank interior from years ago.
TRADITION: Tradition provides us with a solid foundation ... based on historical strengths, refined from generation to generation.

Page 2
Picture of the same bank interior updated to the 90's.
TECHNOLOGY: In its finest form, technology should enhance each of our lives. It acts as an enabler to human potential, unimaginable to generations before.

Page 3

JACK HENRY MISSION

Our mission, briefly, is to protect and to increase the value of our stockholders' investment by providing quality products and services to our customers. To accomplish this, we intend to:

      *     Concentrate on what we know and do best   information systems and
            services for banks and financial institutions.

      * Provide outstanding commitment and service to our customers, so that the perceived value of our products and services is always consistent with their real value.

      * Maintain a work environment that is personally and financially rewarding to our employees.


Page 4

CONTENTS


At a Glance                                                 1

To Our Shareholders                                         3

      Results                                               3

      Liberty Banking Services Acquisition                  4

      GG Pulley & Associates Acquisition                    5

      Success with Recently Introduced Products and Services5

      Outlook                                               7

Where Tradition Meets Technology                            8

      Trends in the Banking Industry                        8

      JHA s Competitive Advantage                           8

      The JHA Culture                                       9

      GG Pulley Acquisition Expands JHA s Item Processing Capabilities  10

      A New Approach to User Meetings                       10

      Outsourcing Offerings                                 11

      Check Imaging                                         11

      Internet Banking Through NetTeller                    12

      ATM Electronic Services                               12

Quarterly Financial Information                             13

Selected Financial Information                              14

Independent Auditors  Report                                15

Statements of Income                                        16

Balance Sheets                                              17

Statements of Cash Flow                                     18

Management s Discussion and Analysis                        19

Corporate Directory                                         21




Jack Henry & Associates, Inc. at a Glance

WHAT WE DO
Founded in 1976, Jack Henry & Associates, Inc. (JHA), is a leading provider of integrated computer systems and services for the banking industry. JHA provides data processing solutions through proprietary applications software, which operates on IBM mid-range computers. We offer a total-solution approach: JHA typically sells both hardware and software. We also provide installation, conversion, software customization, training, customer support, and related services.

The core software products offer basic functions such as checking, time deposits, loans, and general ledger. Ancillary offerings comprise loan servicing, cash management, and customer profitability analysis among others.

MARKET
Banks and other financial institutions, primarily in the United States

CUSTOMERS
1,435 customers

STRATEGY
Our growth plan includes:
     additional customers for our core systems successful complementary product offerings new products to meet customers needs acquisitions that expand our existing product lines or customer base in the banking industry


TWO CORE SYSTEMS
CIF 20/20
for small to mid-size banks, typically with less than $300 million in assets

Silverlake System
for mid-size to large banks, with assets up to $10 billion


CHOICES
In-house:
A total turnkey solution software, hardware, installation services, and ongoing customer support that allows customers to manage data processing at their own sites.

Outsourcing offering (primarily through service bureau):
This solution gives customers the same capabilities as the in-house offering, but uses JHA s data centers for processing. Customers pay monthly usage fees on multi-year service contracts. JHA also offers facilities management services for large banks.


REMARKETER OF IBM HARDWARE
Through our remarketing of the successful AS/400 , JHA is the largest provider of IBM mid-range computers to the banking industry. JHA also offers ancillary IBM products and services.



COMPLEMENTARY PRODUCTS & SERVICES THAT INTEGRATE WITH CORE SYSTEMS
ATM services:
Automatic teller machine software and regional and national switching services for electronic transactions.

Disaster Recovery services:
Disaster planning and recovery services, with access to seven regional JHA hot sites that give our clients an immediate capability to process their own data.

Forms and supplies:
All the processing forms, magnetic media, and data processing supplies required by a bank.

Internet banking:
Online banking capability for bank s customers through JHA s NetTeller offering (web site:www.netteller.com).

Item processing:
Software and reader/sorters that capture and process critical details from checks and other transaction documents.

Check imaging:
Digital images of checks stored
in the computer for customer statements, for research, and ultimately for the clearing of payments between banks.

Platform automation:
A sophisticated front-end application that allows bank employees to enter customer data directly in to the bank s host computer and thereby to enter the data automatically on the disclosure documents.

Jack Henry & Associates, Inc., was No. 49 on Forbes magazine s 1996 list of The World s Best Small Companies.

It was No. 22 on Financial World magazine s 1997 list of The Best 100 Growth Companies.


LOCATIONS
Monett, Missouri(headquarters)
Albuquerque, New Mexico
Angola, Indiana
Charlotte, North Carolina
Danbury, Connecticut
Englewood, Colorado
Houston, Texas (2 offices)
Overland Park, Kansas
St. Paul, Minnesota
RECENT ACQUISITIONS
GG Pulley & Associates (July  97)
Image and item processing
Liberty Banking Services(Sept  96)
Service bureau
Central Interchange (Sept  95)
ATM services
Liberty Software (June  95)
Bank systems provider
SECTOR (June  95)
Bank systems provider
CommLink Corporation (July  94)
ATM services


To Our Shareholders

In fiscal 1997, we again achieved excellent growth in both revenues and earnings. Our in-house core information systems showed solid gains. We continued to build on our recent acquisitions and the products we introduced in the past two years. We were particularly pleased to see strong demand for our service bureau offering, an alternate service for banks that prefer to outsource data
processing. Our recently introduced product offerings   platform, check image,
and Internet banking   are being well received, as is our newly introduced
report retrieval module. Our CommLink ATM division showed exceptionally strong performance. Additionally, a greater percentage of our customers are using our disaster recovery services and our forms and supplies offerings.

We continued to pursue acquisitions actively during the year. We acquired Liberty Banking Services, Inc., a service bureau organization in Colorado. We also announced the proposed acquisition of GG Pulley & Associates, Inc. (GGPA),a well-respected provider of image and item processing products and services for banks and other financial institutions. The GGPA acquisition was closed in July 1997.

JHA continued to invest aggressively in facilities, in technology, and most importantly, in human resources. We further expanded the facilities at our Monett, Missouri, headquarters. We also doubled the space at our newly acquired facility in Englewood, Colorado, to add training facilities and a hot site for disaster recovery services. We continued to upgrade existing products and to introduce new ones, which expanded the Jack Henry integrated product offering. At fiscal year-end 1997, JHA had 404 employees, up from 330 the prior year. The caliber and commitment of these associates are critical elements for JHA to carry out its growth plans.

Pie charts located on the side of the page.

Pie Chart depicting Revenue Sources for FY '93:

Maintenance/Support      18%
Software & Installation  29%
Hardware                 53%

Pie Chart depicting Revenue Sources for FY '97:

Maintenance/Support      33%
Software & Installation  28%
Hardware                 39%


Bar graphs located on the side of the page.

Bar Graph depicting "NUMBER OF ASSOCIATES":

For FYE 97 -   404
For FYE 96 -   330
For FYE 95 -   215
For FYE 94 -   164
For FYE 93 -   154

Bar Graph depicting "REVENUES" from continuing operations:

For FYE 97 -   82,600,000
For FYE 96 -   67,558,000
For FYE 95 -   46,124,000
For FYE 94 -   38,390,000
For FYE 93 -   32,589,000



Results
Fiscal 1997 was JHA s seventh consecutive year of record revenues, net income and earnings per share from continuing operations. Since fiscal 1990, we have seen compounded annual growth rates of 27% in revenues and 46% in net earnings per share from continuing operations. The fourth quarter of fiscal 1997 marked the 30th consecutive period that year-to-year quarterly comparisons have shown increased earnings results.

Total revenues for fiscal 1997 increased to $82.6 million, compared with $67.6 million in fiscal 1996 a gain of 22%. Our record revenues and earnings reflect the excellent demand for both our Silverlake and CIF 20/20 systems. Records were set in all three of our revenue areas: software, hardware, and maintenance/support and services. Maintenance and service revenue, our most predictable income stream, continues to be an important element of our growth. It accounted for 33% of total revenues in fiscal 1997, up from 18% just five years ago. This revenue source has benefited from acquisitions, particularly the fiscal 1995 Liberty software and CommLink ATM acquisitions. The Liberty software acquisition gave us more than 300 new customers and a service bureau operation. It also expanded a number of other services, such as disaster recovery.

Our gross profit margin was 50% of total revenues in fiscal 1997, unchanged from the fiscal 1996 margin percentage. The decline in our operating expenses to 21% of total revenues in fiscal 1997, reflects our constant attention to cost controls and efficiencies. Net income from continuing operations totaled $15.8 million, or $0.83 per share, an increase of 28% from the $12.3 million, or $0.65 per share, earned in fiscal 1996. Our discontinued BankVision operation incurred a loss of $450,000, or $0.03 per share, versus a $2.6 million net loss, or $0.14 per share, in fiscal 1996. We are examining alternatives for the divestiture of BankVision.

Our per share results have been adjusted to reflect the 50% stock dividend (effectively a 3-for-2 stock split) paid on March 13, 1997. This action brought JHA s number of shares outstanding to 17.9 million. We again increased our quarterly cash dividend during the year. We are now paying $0.22 per share annually on the newly split shares, an increase of 18% over the same time last year.

We completed fiscal 1997 with an order backlog of $29.7 million. Service bureau and complementary product and service offerings account for an increasing portion of the total.

Bar graphs located on the side of the page.

Bar Graph depicting "GROSS PROFIT" from continuing operations:

For FYE 97 -   41,524,000
For FYE 96 -   33,965,000
For FYE 95 -   23,178,000
For FYE 94 -   17,877,000
For FYE 93 -   14,009,000

Bar Graph depicting "GROSS MARGIN" percentages:
For FYE 97 -   50.30%
For FYE 96 -   50.30%
For FYE 95 -   50.30%
For FYE 94 -   46.60%
For FYE 93 -   43.30%


Bar Graph depicting "INCOME FROM CONTINUING OPERATIONS":

For FYE 97 -   15,755,000
For FYE 96 -   12,268,000
For FYE 95 -    7,978,000
For FYE 94 -    6,259,000
For FYE 93 -    5,272,000


Bar Graph depicting "EARNINGS PER SHARE" from continuing operations:

For FYE 97 -  $.83
For FYE 96 -   $.65
For FYE 95 -   $.44
For FYE 94 -   $.35
For FYE 93 -   $.30






The Liberty Banking Services Acquisition

In September 1996, we purchased Liberty Banking Services, Inc. (LBSI), a service bureau operation in Englewood, Colorado, serving 13 banks. LBSI, which was acquired for $2 million in Jack Henry stock, was accounted for as a pooling of interests. This acquisition has further solidified our position in the service bureau market and has already contributed to Jack Henry s profitability in fiscal 1997. It gave us an excellent business base and a new location in the Rocky Mountain region. With the Englewood facility in place, we were able to capture a significant number of new service bureau accounts in California.

The GG Pulley & Associates, Inc., Acquisition

In July 1997, JHA acquired GG Pulley & Associates, Inc. (GGPA), a leading provider of image and item processing products and services for banks, thrifts, and other financial institutions. GGPA was acquired for $5 million in JHA stock. This merger will be accounted for as a pooling of interests. GGPA brings approximately $6 million in annual revenues, and it effectively doubles the number of JHA s item processing customers. We expect this transaction to be additive to our earnings in fiscal 1998.

GG Pulley, located in Albuquerque, New Mexico, is highly respected in the banking industry. Its item processing products provide the necessary capability for institutions that have high transaction volume. GGPA s proprietary software is used in more than 935 operations. Annual maintenance contracts cover 166 customers. JHA itself has also offered item processing for many years, but only to JHA core application customers. GGPA enables us to sell item processing software outside our customer base under the GG Pulley name, and it provides the resources and expertise to expand our current product offerings. Through GGPA, we can establish new banking relationships.

GG Pulley will operate as an independent subsidiary of JHA, because it will be marketed principally outside the JHA customer base. Our CommLink subsidiary already operates with this structure for the same reason. We are gratified that George G. Pulley, who founded GGPA in 1980, will continue as president of JHA s newest subsidiary. Pulley, who was the primary shareholder of GGPA, is now a significant shareholder of JHA. For many years, we have been impressed with the quality of GGPA s products and its method of doing business and serving customers. We are proud to welcome the employees of GGPA into the JHA organization.


Success with Recently Introduced Products and Services

During fiscal 1997, we made important strides in marketing our SERVICE BUREAU offering. We added a significant number of banks in California. We had 56 service bureau customers at fiscal year-end 1997, up from 38 last year. We expect this operation to grow at a healthy rate.

The Jack Henry alliance with IBM GLOBAL SERVICES, the division of International Business Machines Corporation that was formerly known as Integrated Systems Solutions Corporation (ISSC), remains an important contributor. In the third quarter of fiscal 1997, JHA successfully completed its largest full customer
conversion    a multi-billion dollar bank   served through the IBM Global
Services alliance. This activated site is already generating additional interest in JHA s ability to provide software and services for banks larger than its traditional markets. In fiscal 1997, we also converted several banks to the Arkansas service bureau that operates using the IBM Global Services alliance.

Our CHECK IMAGE sales activity was strong in fiscal 1997, although demand was somewhat below our expectations. We know that our customers are interested in check imaging, because we sold significantly more proof of deposit (POD) systems than we had estimated. A POD system (an item processing system) is required by a bank as the foundation for an image solution. We believe that many of the banks that have purchased our POD systems will add check imaging in the future.

Our PLATFORM AUTOMATION product showed excellent gains again last year. Customers have enthusiastically received this product, which allows a single front-end entry of customer information to the host computer to generate the required legal documents. Platform sales have been limited by the different reporting requirements of various states, but we have already introduced the product in 26 states.

NETTELLER, our Internet banking product, has exceeded our expectations. Demand for this product continues to build at a rapid pace. We have sold over 30 NetTeller systems thus far. JHA now has its own Internet banking web site (www.netteller.com) maintained in Overland Park, Kansas. Our Internet banking software is flexible and cost-effective for customers. Banks can limit their access to only those particular products that they believe are appropriate for their customers.

REPORT RETRIEVAL, which was introduced in January 1997, is another complementary product integrated with the JHA core systems. Report retrieval allows users to archive and automatically retrieve reports on hard disks, magnetic media or optical drives. That allows bank employees to view information online and print selected reports of their choice.

During the year, we introduced GRAPHICAL USER INTERFACE capability for our CIF 20/20 system. Our user banks were excited about this new addition, and many banks using this option have told us that they are achieving productivity gains through this enhancement. We are now developing this point-and-click capability for our Silverlake system.

We continued to have solid growth in FORMS AND SUPPLIES. We are focusing more on value-added items, such as specialized forms. To market to customers more effectively, we will use professional telemarketing more extensively. We will continually strive to have the most up-to-date products that our customers want.

The geographic spread and advanced capability of our DISASTER RECOVERY SERVICES operations is highly attractive to our customers. More than 400 JHA customers now subscribe to this service, up from about 100 just three years ago. In addition to JHA contingency sites, we market IBM recovery services. We also write business recovery plans step-by-step outlines of what banks need to do to recover from a disaster. We expect to achieve further penetration of our customer base with this service.


Outlook
In fiscal 1998, we again expect to achieve strong gains in revenues and earnings. We anticipate that we will maintain strong growth within our product and service areas. We expect continued solid growth in our core product
offerings   CIF 20/20 and Silverlake. This will come both from new customers and from conversions to JHA systems by many customers who now use the older legacy systems that we have acquired in the past.

Earnings growth will also come from the related recurring maintenance and service revenues that accompany the sale of new systems. We expect to reap further benefits from recent acquisitions and from our other investments. Both our in-house offerings and our outsourcing services offer excellent growth opportunities. We expect to show gains in Internet banking services, service bureau, platform, item processing, check imaging, disaster recovery services, forms and supplies, and ATM services. We believe that all of these should help contribute to continued significant annual earnings growth in future years.

Our broad range of products gives us an increasingly diverse earnings base. In the future, our business mix should favor the higher-margin software and services segments. New products in technologies that are complementary to our core offering should account for a major and increasing portion of annual revenues. We will continue to control expenses. We are always finding ways to increase productivity.

Our financial position is strong: $53 million in shareholders equity, no debt, and $14 million in cash and investments at 1997 fiscal year end. That gives us an excellent base for the future. JHA continues to pursue acquisitions of complementary technologies, product lines, and businesses. We expect that future acquisitions will be closely aligned with our current product and service offerings and will benefit our existing customer base.

We will continue to build and fine-tune our resources   people, products,
facilities, and related infrastructure items. Hiring and retaining quality employees is essential to JHA s success. We have their all-important commitment and cooperation in delivering top-quality products and services to the banking and financial services markets.


August 22,1997

Michael E. Henry
Chairman and
Chief Executive Officer

Michael R. Wallace
President &
Chief Operating Officer


Photograph of Michael E. Henry, Chairman and Chief Executive Officer.

Photograph of Michael R. Wallace, President and Chief Operating Officer.





Where Tradition Meets Technology

TRENDS IN THE BANKING INDUSTRY
Banks are constantly looking for ways to reduce operating costs and to improve customer service. Technology is one of their best tools in this endeavor. So the technology budgets in the banking industry have been growing in excess of inflation for several years. We expect that trend to continue. Remaining viable in the banking industry takes significant investments in computer technology.

The larger banks are driving this process, and often are on the bleeding edge. Smaller banks, with limited financial resources, tend to wait until the technology is proven and more affordable. Once the technology is accepted, the more progressive community banks may become interested in it. Locally owned banks realize that they will need to spend more on technology in the next few years to compete effectively in a consolidating industry.

Consolidation will continue to occur in the industry as banks seek to increase market share through acquisitions. The survivors will be the institutions that
focus on the needs of their customers. Technology-based services   such as check
imaging and electronic transactions   will be part of this requirement. There is
always a place for both service-oriented community banks and large institutions that offer an array of services at a low cost.

Despite the accelerating industry consolidation, there are still approximately 9,600 banks in the United States. Community banks are clearly the largest segment of the banking market with more than a 90% share. There is also a resurgence of de novo banks, often started by talented people who don t feel comfortable working for the bigger organizations or individuals whose jobs have been eliminated through a merger. These entrepreneurs see the need for a more traditional and personalized approach to banking, over the mass-market approach of the larger banking organizations.

Banks have three options when they choose technology services. Fifty-eight percent of banks use IN-HOUSE SYSTEMS. They purchase turnkey operations that include software, hardware, and related services from vendors of bank information systems. The in-house systems area is the only market segment that
has grown   a decade ago it accounted for only 34% of the total. Thirty-seven percent of banks use OUTSOURCING for their data processing needs. This segment has declined from 55% just a decade ago, but it is still an important part of the market. Outsourcing is usually done through a service bureau, where the bank uses the provider s software to process its transactions on the vendor s offsite
computers. Only 5% of banks   typically, very large banks  have chosen to design
PROPRIETARY MANAGEMENT INFORMATION SYSTEMS. This figure has dropped from 11% in the past ten years.


JHA S COMPETITIVE ADVANTAGE
Jack Henry has been providing computing solutions to the banking market for more than 20 years. Our long experience has not only built software and service capability; it has also given us significant market presence and reinforced invaluable personal relationships between JHA employees and customer banks. This is an important asset, given the inherently conservative nature of banking.

JHA is well positioned to take advantage of the technology trends in the banking industry. Historically, we have focused on small to mid-size banks. But with the enhanced capability of the IBM AS/400, we can now provide systems to all but about the largest 100 banks in the United States. JHA believes that its products are capable of serving banks with up to $10 billion in assets.

Jack Henry has increased its customers at an aggressive rate in the past decade, despite the banking industry s consolidation. As we gain recognition for the performance and flexibility of our software and for our superior service capability, an increasing number of community banks are using JHA s products .

Our CIF 20/20 offering continues to be an excellent sales performer. Consolidation and growth in the banking industry have resulted in more banks in the $100 million to $300 million range. That is the typical size bank that buys the CIF 20/20 product. The Silverlake product, through the advanced capability of the AS/400, can serve even large banks, the ones that were once limited to using mainframe computer systems. The demand for Silverlake is also increasing as banks continue to acquire other banks.

We are closely aligned with IBM as our hardware vendor for our host system and the various other products and services we offer. IBM hardware is installed in 44% of banks in the United States. This has risen from a 38% share in 1990. IBM is the preferred hardware platform for banks with less than $500 million in assets. JHA has more customers than any other IBM provider in the banking industry. Our position as the leading remarketer of the IBM AS/400 has been further strengthened by the GG Pulley acquisition. Jack Henry recently was named an IBM Premier Business Partner for the fifth consecutive year. JHA s alliance with IBM Global Services is also a testament to the strength of the IBM/JHA relationship.

Although many of JHA s competitors primarily use interfaces and partnerships with other software organizations, JHA writes most of its own software. All JHA products are integrated into its core systems. JHA s strategy of providing a complete, integrated solution is unique. Having our own software gives us improved profitability, exceptional flexibility, and the ability to solve problems with speed. It provides efficiencies too. Systems are easier to install and support when consistent programming methods are used. The products will continue to be enhanced with new releases and support. Our clients can customize our software and make modifications to meet their specific needs.

JHA is prepared for the year 2000 dilemma   the fact that a large amount of
computer software is challenged in dealing with dates beyond 1999. CIF 20/20 and Silverlake, JHA s flagship systems, were written to accommodate the year 2000 requirement from the outset. We are now taking the steps to make our acquired software products compliant. We expect to have this completed by 1998. The heightened awareness of the year 2000 challenges will probably force more banks to abandon their older legacy systems within the next few years. We believe that the year 2000 issue will fuel additional business activity for JHA. It should present unprecedented opportunities for our service bureau, as well as in-house system sales.

As a financially strong leader, Jack Henry is also benefiting from the consolidation of bank industry vendors. JHA has gained market share partially by adding the core system customers of acquired vendors. We have also made acquisitions that fill in product lines or give us advanced capabilities. For future acquisitions, we are considering companies that are experts in areas where we don t yet have full capabilities, such as electronic solutions. Opportunities will emerge that will allow JHA to expand the suite of product and service offerings.

The 1995 Liberty software acquisition offers significant growth potential to JHA. Jack Henry continues to focus on providing excellent support to Liberty customers. With more than 300 of our customers still on the Liberty product, we have the opportunity to move these customers to the CIF 20/20 and Silverlake systems in future years.

In the future, JHA s success will depend on its ability to enhance current products and to introduce new products that keep pace with technological developments and emerging industry standards. We are prepared to address the increasingly sophisticated needs of our customers. Our large customer base gives us the economies of scale, and thus the affordability to continue developing new products. By developing only those products that its customers indicate they want, JHA has a high probability of gaining strong product acceptance. JHA asks its customer banks at user meetings to help identify potential products, upgrades or enhancements that they perceive as important. Our customers actually assist us in the initial design process. Although JHA devotes a significant amount of time and expense to development, customer participation helps to keep our development efforts extremely efficient.


THE JHA CULTURE

The way we treat our employees and customers is key to our product and service excellence and financial success. Maintaining Jack Henry s special culture is our biggest challenge. We cultivate an open, relaxed environment. Executive management meets with all new employees to communicate the Jack Henry way of doing business and treating customers. Our employees see their JHA responsibilities as a career step, not just a job. They understand JHA s goals and the value of satisfied customers. This friendly attitude permeates our organization. We also get a better buy-in from customers because of the JHA way of doing things. Our customers recognize our commitment to delivering high-quality products that serve their needs.

The family feeling that people notice at Jack Henry gives us a competitive edge. Our employees certainly appreciate it, and we ve found that it acts as a valuable morale builder. We have loyal, happy employees. As JHA continues its rapid growth strategy, our employees must be committed and willing to accept the pace of change and deal with it. The JHA culture allows us to work well in challenging situations. We get exceptional performance from our employees at critically challenging times. Additionally, our flexible structure allows us to swing our resources back and forth between different systems.

We have excellent employee tenure. Many Jack Henry people have up to 15 or more years invested with us. This kind of loyalty is rare in a technology company. We work hard to provide our people with internal opportunities. We look for ways to help them grow in their careers and then recognize the people who make special achievements and contributions.

Jack Henry s proven track record in acquisitions is a major reason that potential acquisition candidates consider our company to be an attractive exit strategy. We handle the employees and customers carefully. We seek to achieve a scenario in which all parties win. Because we appreciate the special skills, knowledge and relationships that acquired principals and employees bring to JHA, we work to create a future for them here. We have a gradual migration policy for customers. We do not force our acquired customers to move to our systems. We make every effort to ensure that they are served well under their existing systems.


GG PULLEY ACQUISITION EXPANDS JHA S ITEM PROCESSING CAPABILITIES

Item processing, also referred to as proof of deposit (POD), involves taking
information   such as bank number, customer number, check number, and
transaction amount   from checks and other transaction documents and capturing
it magnetically with a reader/sorter. This information is stored on the AS/400 in a transaction file that is used during nightly runs to make sure that the funds are in the appropriate accounts and that the debits balance with the corresponding credits.

GGPA s capability in item processing is much broader than JHA s. GGPA sells to thrifts, to savings and loans, and to banks outside the JHA customer base. Its systems can be installed in banks larger than those JHA typically services. So, GGPA item processing software can be used for some of JHA s large customers, such as JHA s Silverlake customers and those banks served through the IBM Global Services contracts.

GGPA adds the item processing resources that JHA needs for its long-term strategy. It supports more types of machines in item processing than JHA does. This acquisition further strengthens our relationship with IBM, because GGPA was also an IBM remarketer. GGPA can open doors for JHA s core systems. Like CommLink, it will act as a good lead and will give us advance notice when a bank is considering a core system change.

JHA and Pulley have followed parallel paths on image software. Pulley s image solution is compatible with the JHA solution. Imaging is still a relatively small piece of GGPA s business. The merger gives JHA flexibility and options we didn t have before.


A NEW APPROACH TO USER MEETINGS

A new format was established a tour JHA user group meeting last April in Denver. For the first time, we combined the Silverlake and CIF 20/20 user groups, because we are delivering the same message to both groups. It was an overwhelming success and a great vehicle for our customers and our vendors. This meeting was by far the largest gathering of Jack Henry users ever.
There were 73 JHA employees and 500 bankers in attendance representing some 300 banks. We also had a record number of vendors attending. This audience allowed JHA to bring more resources to the user group meeting. We held breakout sessions on all product areas.

At the April meeting, our customers had access to a larger group of JHA management and staff, better training ideas, and all of our products and services. Many important topics were discussed and bankers had extensive time to ask questions of JHA managers. User group meetings have proved to be an outstanding forum for communications and enhanced networking with other community bankers. Customers can learn from each other, even when they are on different systems. We also invite competing ancillary product vendors, because we believe that it is important that bankers see a variety of competitive offerings before they choose the solutions for their particular banks.


OUTSOURCING OFFERINGS

Over the past two years, JHA has gained excellent access to the service bureau market. Before the 1995 Liberty software acquisition, we were exclusively a vendor of in-house systems. The Liberty Banking Systems, Inc. (LBSI) acquisition in September 1996 increased JHA s service bureau access to the Rocky Mountain region and the West Coast. Our strategic alliance with IBM Global Services has also given us greater visibility in outsourcing through both service bureau and facilities management capabilities to larger banks. We now have service bureaus at four locations: St. Paul, Minnesota; Charlotte, North Carolina; Englewood, Colorado; and Houston, Texas.

Service bureaus present an outstanding business opportunity. Service bureaus now allow JHA to offer its products and services to more than 95% of the U.S. banking market. Our service bureau offerings are expected to grow rapidly over the next three to five years, as year 2000 issues and technological change prompt many community banks to outsource data processing.

Outsourcing provides stable and recurring revenue, similar to our steady software maintenance revenues. However, when we sell a service bureau system, that means our initial revenues are realized more slowly. They are accounted for over the life of the contract, rather than through license fees paid upfront. This creates along-term annuity for JHA. It will have a positive impact on earnings growth over the long term.

IBM Global Services is a leading provider of information technology services to financial institutions and industrial companies. The IBM Global Services alliance allows JHA a better potential to penetrate the service bureau business for banks with more than $350 million in assets. This alliance further enhances our ability to introduce JHA software to larger banks through either service bureaus or facilities management choices.


CHECK IMAGING

We believe that check imaging will become a significant part of our business. JHA s proprietary check-imaging software is integrated with our core systems. This technology provides significant savings by reducing costs of errors in initial check handling, storage, shipping and postage. Imaging also allows for greater responsiveness when bank customers need research and payment verification.

Community banks will eventually need to have imaging capabilities to be competitive. Recent advances in imaging cameras, data storage, and laser printing devices have made check-imaging technology affordable to almost all banks. But Jack Henry stands out as providing a cost-effective, integrated offering in check image. Banks using JHA s core systems can purchase an integrated product as a competitive advantage in the marketplace.


INTERNET BANKING THROUGH NETTELLER

During fiscal 1996, we started getting requests from our customers to introduce Internet banking. We knew that the system we would introduce had to be affordable. NetTeller, our Internet banking product, was introduced in May 1996 and is a cost-effective solution. NetTeller is flexible enough so banks can customize it for their particular requirements. Banks usually personalize the NetTeller product by directing customers to it through the banks home page. JHA can design and maintain the home pages. The NetTeller software interfaces into our core applications, so that customers always get the most up-to-date information. For example, customers can even use our check imaging software with NetTeller. They can download images of checks on their own personal computers for viewing.

Internet banking is so new that there have been only a limited number of installations thus far. To its credit, Jack Henry has more such installations completed than any other vendor. As always, JHA was quick in developing and introducing a cost-effective, flexible product. Demand for this product is strong and growing.


ATM ELECTRONIC SERVICES

CommLink provides ATM services with national network transaction capability to JHA banks, to banks that don t use JHA as their provider, and also to nonfinancial institutions. CommLink s primary geographic area is Texas and several other Southern states, but it is gradually broadening its range.

In fiscal 1997, CommLink benefited from customer growth and an increased level of switching transactions. To ensure growth, profitability and stability, we at Jack Henry have upgraded our infrastructure for improved coordination and communications with JHA headquarters. This ensures that service levels remain consistent throughout our company. It should also help us better identify candidates for both JHA core systems and CommLink ATM services.

CommLink has an excellent product in the marketplace. Demand for it continues to be strong. CommLink is a cost-efficient operation, and it is price competitive in the marketplace. Additionally, it gives JHA a strong base in the early stages of anticipated electronic transaction growth. We expect CommLink to show aggressive growth over the next several years.



                         QUARTERLY FINANCIAL INFORMATION

                              (In thousands, except
QUARTERS                          per share data)

 FY 1997                            FIRST      SECOND      THIRD       FOURTH       TOTAL

 Revenues                         18,350      21,348      22,061      20,841      82,600
 Cost of sales                     8,505      11,348      11,749       9,474      41,076

 Income before income taxes        6,152       6,102       6,041       6,792      25,087

 Income from continuing
 operations                        3,803       3,778       3,735       4,439      15,755
 Loss from discontinued
 operations                            0        (150)        (89)       (211)       (450)

 Net income                        3,803       3,628       3,646       4,228      15,305



 Net income per share from
 continuing operations               .20         .20         .20         .23         .83
 Net income per share                .20         .19         .19         .22         .80



 FY 1996                           FIRST      SECOND       THIRD       FOURTH      TOTAL

 Revenues                         16,150      16,519      16,561      18,328      67,558
 Cost of sales                     7,911       8,270       8,721       8,691      33,593

 Income before income taxes        4,974       4,501       4,471       5,927      19,873

 Income from continuing            3,095       2,759       2,761       3,653      12,268
 operations

 Net income (loss) from
 discontinued operations               0           0           0      (2,620)     (2,620)
 Net income                        3,095       2,759       2,761       1,033       9,648



 Net income per share from
 continuing operations               .17         .15         .15         .19         .65

 Net income per share                .17         .15         .15         .05         .51



                         Selected Financial Information
                  (In Thousands, Except Per Share Information)

                                            Year Ended June 30,
 INCOME STATEMENT DATA                  1997       1996       1995        1994        1993

 Gross revenue (1)                   $82,600     $67,558     $46,124   $38,390     $32,589

 Income from continuing opera-       $15,755     $12,268     $ 7,978   $ 6,259     $ 5,272
 tions
 Income (loss) from discontinued
 operations (net of ap-
 plicable income taxes)(2)             $(450)    $(2,620)     $    -    $    -     $   101



 Extraordinary income from
 Unisys settlement                         -           -           -         -      $  886
 Net Income                         $ 15,305     $ 9,648     $ 7,978   $ 6,259     $ 6,259

 Income(loss) per share(3):
   Continuing Operations            $    .83    $    .65     $   .44   $   .35     $   .30

   Discontinued Operations           $  (.03)    $  (.14)          -         -     $   .01
   Extraordinary Income                    -           -           -         -     $   .05

   Net Income                       $    .80    $    .51     $   .44   $   .35     $   .36

 Dividends Declared Per Share       $    .20    $    .17     $   .15    $  .13     $   .11

                                                JUNE 30,

 BALANCE SHEET DATA                   1997        1996       1995        1994       1993

 Working capital                     $15,490     $ 6,895     $ (666)   $11,181     $ 7,394

 Total assets                        $82,069     $60,401     $58,721   $38,347     $29,908
 Long-term debt                            -           -           -         -           -

 Stockholders' equity                $52,782     $37,418     $29,484   $23,650     $17,639

Notes:

(1) Gross revenue includes software licensing and installation revenues; support revenues; and hardware sales and commissions; less sales returns and allowances.

(2) Income and losses from any discontinued operations is reported as such from the appropriate date in each respective case.

(3) Prior year amounts have been adjusted to reflect the 50% stock dividends paid in prior years.





INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
Jack Henry & Associates, Inc.


We have audited the consolidated balance sheet of Jack Henry & Associates, Inc. and its subsidiaries (the "Company") as of June 30, 1997 and the related consolidated statements of income, stockholders equity, and cash flows for the year then ended. Such consolidated financial statements and our report thereon dated August 15, 1997, expressing an unqualified opinion (which are not included herein) are referred to in the proxy statement for the 1997 annual meeting of stockholders. The accompanying condensed consolidated financial statements are the responsibility of the Company s management. Our responsibility is to express an opinion on such condensed consolidated financial statements in relation to the complete consolidated financial statements. The consolidated financial statements of the Company for the years ended June 30, 1996 and 1995 were audited by other auditors whose report, dated August 22, 1996, expressed an unqualified opinion on those statements.


In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of June 30, 1997 and the related condensed consolidated statement of income and of cash flows for the year then ended is fairly stated in all material respects in relation to the basic consolidated financial statements from which it has been derived.




DELOITTE & TOUCHE LLP



August 15, 1997
St Louis, Missouri





                 Jack Henry & Associates, Inc. and Subsidiaries
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In Thousands, Except Per Share Data)

                                                                 Year Ended June 30,

                                                                1997      1996       1995
Revenues                                                      $82,600    $67,558    $46,124
Cost of sales                                                  41,076     33,593     22,946

GROSS PROFIT                                                  $41,524    $33,965    $23,178
OPERATING EXPENSES                                             17,283     14,759     11,375

OPERATING INCOME FROM CONTINUING OPERATIONS                   $24,241    $19,206    $11,803
OTHER INCOME, NET                                                 846        667        839


INCOME FROM CONT. OPERATIONS BEFORE INCOME TAXES              $25,087    $19,873    $12,642
PROVISION FOR INCOME TAXES                                      9,332      7,605      4,664
INCOME FROM CONTINUING OPERATIONS                             $15,755    $12,268    $ 7,978
LOSS FROM DISCONTINUED OPERATIONS                                 450      2,620          -


NET INCOME                                                    $15,305    $ 9,648    $ 7,978

INCOME FROM CONTINUING OPERATIONS PER SHARE                   $   .83    $   .65   $   .44

LOSS FROM DISCONTINUED OPERATIONS PER SHARE                   $   .03    $   .14   $     -


NET INCOME PER SHARE                                          $   .80     $  .51   $   .44

WEIGHTED AVERAGE SHARES OUTSTANDING                            19,072     18,726    18,074

The accompanying notes are an integral part of these condensed consolidated financial statements.



                 JACK HENRY & ASSOCIATES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)

                                                                          JUNE 30,
ASSETS                                                                 1997      1996
Current assets:
   Cash and cash equivalents                                         $ 7,948   $ 4,952
   Investments                                                         5,919     3,128

   Trade receivables                                                  22,703    15,990
   Income taxes receivable                                             1,982       889
   Prepaid expenses and other                                          4,177     3,187

       Total                                                         $42,729   $28,146

Property and equipment, net                                           21,869    13,612

Other assets                                                          17,471    18,643

       Total assets                                                  $82,069   $60,401

Liabilities and stockholders  equity
Current liabilities:
   Accounts payable and accrued expenses                             $ 6,559   $ 5,183
   Deferred revenue                                                   20,680    16,068

       Total                                                         $27,239   $21,251

Deferred income taxes                                                  2,048     1,732

       Total liabilities                                             $29,287   $22,983


Stockholders  Equity:
   Common stock                                                         185        119
   Less treasury shares                                                 (293)        -
   Additional paid-in capital                                         14,744    10,711
   Retained earnings                                                  38,146    26,588

       Total stockholders  equity                                    $52,782   $37,418

          Total liabilities and stockholders  equity                 $82,069   $60,401

The accompanying notes are an integral part of these condensed consolidated financial statements.













                 Jack Henry & Associates, Inc. and Subsidiaries
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)


                                                          Year Ended June 30,
                                                       1997    1996     1995

Cash flows from continuing operating activities     $19,480  $14,671 $ 9,657

Cash flows to discontinued operations                   819      151       -

Cash flows to investing activities                   13,691    9,767   5,906

Cash flows to financing activities                    1,974    3,224   2,270

Net increase in cash                                $ 2,996  $ 1,529 $ 1,481

Cash and cash equivalents at beginning of year        4,952    3,423   1,942

Cash and cash equivalents at end of year            $ 7,948  $ 4,952 $ 3,423


The accompanying notes are an integral part of these condensed consolidated financial statements.



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

These financial statements have been condensed from the audited consolidated financial statements of Jack Henry & Associates, Inc. The footnotes to the audited financial statements, and the Statement of Changes in Stockholders' Equity, are not included in this presentation.

Management's Discussion and Analysis of the Financial Statements, which is included in this summary annual report, describes the impact on these condensed consolidated financial statements of the significant events and activities of the Company. The discussion provides additional information to assist in understanding the Company's results of operations and financial position, although it is not a part of the condensed consolidated financial statements.





                 Jack Henry & Associates, Inc. and Subsidiaries
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

                   FOR THE YEARS ENDED JUNE 30, 1997 AND 1996

                              RESULTS OF OPERATIONS

Introduction - All of the revenues (and costs and expenses) in the statement of operations relate to JHA's continuing operations, i.e., the installation and support of banking software systems that JHA developed and the marketing of the JHA software along with computer hardware manufactured by others to provide a complete data processing system for in-house or outsourced operations in finan-cial institutions.

Total revenues, presented in the statement of operations, include software licensing and installation revenues; maintenance/support and services revenues; and hardware sales and commissions which includes revenues from the sale of forms and supplies.

Business operations for FY '97 and '96 continues to reflect JHA's success in its market niche. JHA s approach of expanding its product and service offerings to provide a top quality, comprehensive data processing installation for its customers helps to drive their success. Results of operations for JHA's banking system business in each of the last two fiscal years are discussed separately below.

Bar graph located on the side of the page.

Bar Graph depicting "TOTAL ASSETS":

For FYE 97 -  82,069,000
For FYE 96 -  60,841,000
For FYE 95 -  58,721,000
For FYE 94 -  38,347,000
For FYE 93 -  29,908,000



page 18

Bar Graph depicting "AFTER TAX MARGIN" from continuing operations percentage:

For FYE 97 -  19.07%
For FYE 96 -  18.20%
For FYE 95 -  17.30%
For FYE 94 -  16.30%
For FYE 93 -  16.20%


FY '97


REVENUE - The Company continued great strides forward with each major component of revenue contributing to the record $82,600,000, - a 22% increase. Increased demand for the Company s flagship products continued to be a driving force in the revenue growth. Other significant growth contributors were electronic transaction fees, service bureau and customer support fees - all increasing at similar levels.

COST OF SALES - Cost of sales increased 22%, equaling the rate of revenue growth. Cost of hardware increased 26% while cost of services only increased 18%.

GROSS PROFIT - Gross profit increased 22%, consistent with the revenue increase. This change helped to keep the gross margin at 50%, the same level as last year.

OPERATING EXPENSES - The 17% increase in operating expenses was favorable when compared to the revenue and gross profit increase. The selling and marketing increase (21%) was directly related to the increase in revenues.

OTHER INCOME - Other income rose 27% over last year, primarily due to the increased amount of invested funds throughout the current year than during last year.

DISCONTINUED OPERATIONS - The Company incurred a $450,000 loss from discontinued operations, down significantly from last year. Due to a planned sale not closing, the Company is further evaluating its options regarding BankVision.



FY '96

REVENUE - Total revenues which set another new record were $67,558,000, up 46% over last year. Each major component of revenue increased significantly above the previous year's mark. The Company has had six consecutive years of each revenue component increasing and establishing new record levels.

Increased demand for the Company's application software was the driving force for software and installation revenues. Acquisitions provided $10,900,000 of the increase with additional demand and increased electronic transaction fees the next most significant contributors to the maintenance/support and service increase. Hardware revenues experienced increases primarily as a result of increased demand and increased forms and supply sales through acquisitions.


Each major component of revenue is expected to increase, but not necessarily at the same rate as the past year. Also, over the longer term, the hardware component of revenue could become a smaller and smaller portion.

COST OF SALES - Cost of sales increased 46%, consistent with the revenue increase. Each major component had an increase with the most significant increase occurring in cost of services. Acquisitions during the last 13 months contributed $6,800,000 to the cost of services increase.

GROSS PROFIT - Overall gross profit increased 47%, in line with the increase in total revenues. Further, the gross margin percentage was at 50%, unchanged from last year's rate.

OPERATING EXPENSES - The 30% increase in operating expenses was quite low compared to the 47% increase in gross profit. This strongly supports the Company's ability to leverage more profit to the bottom line as it continues growing. Selling and marketing costs experienced the largest increase. This increase in spending is directly related to the increase in revenues and the resulting gross profit.

OTHER INCOME - The overall level of other income is down from last year due primarily to lower levels of invested funds during the current year and higher cash outlays for acquisitions.


Bar graphs located on the side of the page.


Bar Graph depicting "RETURN ON BEGINNING EQUITY" percentages:

For FYE 97 -  40.90%
For FYE 96 -  34.20%
For FYE 95 -  33.70%
For FYE 94 -  35.50%
For FYE 93 -  50.50%




Bar Graph depicting "SHAREHOLDERS' EQUITY" in millions:

For FYE 97 -  52,782,000
For FYE 96 -  37,858,000
For FYE 95 -  29,484,000
For FYE 94 -  23,650,000
For FYE 93 -  17,639,000


Bar Graph depicting "DIVIDENDS DECLARED PER SHARE":

For FYE 97 -  $.20
For FYE 96 -  $.17
For FYE 95 -  $.15
For FYE 94 -  $.13
For FYE 93 -  $.11






                               FINANCIAL CONDITION


Liquidity - JHA's liquidity position (cash plus short-term investments minus working capital borrowings) at June 30, 1997 increased significantly from last year. The total was $13,867,000 versus $8,080,000 last year. The Company generated significantly higher cash flows from operations, but the additional outlays for capital expenditures (some of which resulted from acquisitions) and dividends held liquidity growth to its current level. Working capital more than doubled from $6,895,000 last year to $15,490,000 in the current year.

The Company believes its liquid assets on hand and those generated from operations are sufficient to meet its cash requirements for FY '98. Cash and investments are expected to increase during the first quarter of FY '98 as the annual software maintenance billings in trade receivables at June 30, 1997 are collected. The Company expects to utilize its $4,000,000 credit line minimally during the next fiscal year.

Capital Requirements and Resources - JHA generally uses existing resources and funds generated from operations to meet its capital requirements. Capital expenditures of $10,313,000 were made for expansion of facilities and additional equipment to provide for the Company's current and future growth. The most significant individual outlays were for upgrades and additions to the corporate aircraft. The Company has no long-term debt and anticipates capital expenditures could approach $6,000,000 during the next fiscal year. These will be funded from funds generated by operations.

Subsequent to June 30, 1997, the Company's Board of Directors declared a cash dividend of $.055 per share on its common stock payable on September 23, 1997 to stockholders of record as of September 8, 1997. Current funds from operations should be adequate for this purpose. The Board has indicated that it plans to continue paying dividends so long as the Company's financial picture continues to be favorable.






                               CORPORATE DIRECTORY


BOARD OF DIRECTORS:

MICHAEL E. HENRY, Chairman and Chief Executive Officer


MICHAEL R. WALLACE, President and Chief Operating Officer


JOHN W. "JACK" HENRY, Vice Chairman and Senior Vice President


JERRY D. HALL, Executive Vice President


*JAMES J. ELLIS, Managing Partner, Ellis/Rosier Financial Services,
Dallas, TX

*BURTON O. GEORGE, Former Chairman,
First National Bank of Berryville,
Berryville, AR

*GEORGE R. CURRY, Chairman,
Central Bank,
Lebanon, MO


*Member of Audit & Compensation Committees

OTHER INFORMATION:

TRANSFER AGENT & REGISTRAR:

UMB Bank, N.A.
P.O. Box 419226
Kansas City, MO  64141-6226
816-860-7761





EXECUTIVE OFFICERS:

MICHAEL E. HENRY, Chairman and Chief Executive Officer

MICHAEL R. WALLACE, President and Chief Operating Officer

JOHN W. "JACK" HENRY, Senior Vice President

JERRY D. HALL, Executive Vice President

TERRY W. THOMPSON, Chief Financial Officer, Vice President and Treasurer

MARGUERITE P. BUTTERWORTH, Vice President




COMPANIES:

PARENT COMPANY:

JACK HENRY & ASSOCIATES, INC.
663 Highway 60
P.O. Box 807
Monett, MO  65708
417-235-6652  (FAX) 417-235-8406

SUBSIDIARIES:

JACK HENRY INTERNATIONAL, LTD.
Monett, MO

BANKVISION SOFTWARE, LTD.
Monett, MO

COMMLINK CORP.
Houston, TX


FORM 10K
A copy of the Company's 10-K is available upon request to the Chief Financial Officer at the address above.